EXHIBIT 99.1

Patriot Reports Third Quarter 2021 Net Income of $1.3 Million

STAMFORD, Conn., Oct. 29, 2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced net income of $1.3 million, or $0.34 basic and diluted earnings per share for the quarter ended September 30, 2021, compared to a net loss of $87,000, or $0.02 basic and diluted loss per share reported in the third quarter of 2020. On a year-to-date basis, net income was $3.2 million, or $0.81 per fully diluted share, compared to a net loss of $2.4 million, or $0.62 fully diluted loss per share during the same year-to-date period in 2020.

The Bank continued to show improved net interest margins, core deposit growth, and lower operating expenses. The prepaid debit card program continues to be an increasing, low-cost funding source for the Bank and has grown substantially to $142.4 million as of September 30, 2021, from the $50.0 million acquired in July 2020. The portfolio growth provides a substantial improvement to the Bank’s net interest margin and overall funding costs.

During the three and nine months ended September 30, 2021, the Bank recognized payroll tax credits of $906,000 and $2.9 million, respectively, under the Employee Retention Credit program of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Also, during the third quarter, the Bank recorded a credit to provision for loan losses of $300,000 due to overall improvement in asset quality.   Pre-tax income was $1.8 million and $4.4 million for the three and nine months ended September 30, 2021, respectively. Excluding the employee tax credit, pre-tax income was $896,000 and $1.5 million for the three- and nine-months periods, respectively.

Patriot President & CEO Robert Russell stated: “I am incredibly proud of the continued progress made over the past year. Improvement continues with respect to funding sources, asset quality and asset generation, all of which provide a positive impact on the Bank’s financials. The growth in our prepaid programs is a significant contributor to the reduction in the Bank’s funding costs over the last year. The Company has enhanced processes and added strategic talent to position for an effective future and we are very encouraged by the path we have forged.”

Since 2020, the Bank had provided payment deferrals on approximately $232.7 million of loans as permitted under the CARES Act. Virtually all of those loans deferred have now resumed normal payments. Only three loans remaining on deferral totaled $7.3 million at September 30, 2021.

Financial Results:

As of September 30, 2021, total assets increased to $952.3 million, as compared to $880.7 million at December 31, 2020, primarily due to increase in available-for-sale securities of $74.8 million. Net loans totaled $704.5 million versus $719.6 million as of December 31, 2020. Total deposits increased from $685.7 million at December 31, 2020, to $734.7 million at September 30, 2021.

The Bank has substantially improved its deposit and funding mix over the past year. During the past nine months, total deposits increased $49.0 million, primarily due to growth in prepaid deposits of $68.1 million, which was partially offset by decline of $27.3 million in brokered deposits and certificates of deposits. Excluding brokered deposits, total deposits increased 9.8% during the first nine months of 2021.

Net interest income was $6.3 million and $18.4 million for the three and nine months ended September 30, 2021, respectively. Net interest income for the three and nine months ended September 30, 2020, was $5.9 million and $17.9 million, respectively.

The Bank’s net interest margin showed strong improvement and was 2.87% for the nine months ended September 30, 2021, compared with 2.60% for the comparable 2020 period. As economic activity continues to expand, loan balances are expected to grow, and coupled with reductions in funding costs, the Bank expects further improvements in net interest income.

The recovering economy, lower loan balances and improvement in delinquencies of classified loans resulted in a $300,000 credit of provision for loan losses for the three and nine months ended September 30, 2021, as compared to a provision for loan losses of $85,000 and $1.8 million for the three and nine months ended September 30, 2020, respectively. The majority of the provision in 2020 was primarily attributable to conditions and the uncertainty created by the COVID-19 pandemic. As of September 30, 2021, the allowance for loan losses was 1.41% of total loans, compared with 1.45% at December 31, 2020.

Non-interest income was $923,000 and $2.1 million for the three and nine months ended September 30, 2021, respectively.   Non-interest income was $704,000 and $1.5 million for the three and nine months ended September 30, 2020, respectively. The increase in the current quarter was primarily attributable to a gain of $512,000 recognized from the termination of an interest rate swap cash flow hedge in the third quarter of 2021.

Non-interest expense was $5.7 million and $16.4 million for the three and nine months ended September 30, 2021, respectively. Non-interest expense was $6.6 million and $20.9 million for the three and nine months ended September 30, 2020, respectively. The decrease in non-interest expense in the nine months ended September 30, 2021, was primarily driven by an Employee Retention Credit of $2.9 million under the CARES Act and a reduction of $510,000 in regulatory assessments expense.

For the nine months ended September 30, 2021, a provision for income taxes of $1.2 million was recorded, compared to a benefit for income taxes of $811,000 for the nine months ended September 30, 2020.

As of September 30, 2021, shareholders’ equity was $66.7 million, compared with $63.2 million at December 31, 2020. Patriot’s book value per share rose to $16.89 at September 30, 2021, compared with $16.03 at December 31, 2020.

About the Company:

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Ohio, along with a Rhode Island operations center.

Founded in 1994, and now celebrating its 27th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:
Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; and (25) our compensation expense associated with equity allocated or awarded to our employees.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	September 30, 2021	December 31, 2020	September 30, 2020

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$5,298	$3,006	$3,231
Interest bearing deposits	40,967	31,630	46,405
Total cash and cash equivalents	46,265	34,636	49,636
Investment securities:
Available-for-sale securities, at fair value	124,103	49,262	47,823
Other investments, at cost	4,450	4,450	4,450
Total investment securities	128,553	53,712	52,273

Federal Reserve Bank stock, at cost	2,843	2,783	2,783
Federal Home Loan Bank stock, at cost	5,009	4,503	4,503

Gross loans receivable	714,538	730,180	751,298
Allowance for loan losses	(10,079)	(10,584)	(11,171)
Net loans receivable	704,459	719,596	740,127

SBA loans held for sale	4,128	1,217	6,824
Accrued interest and dividends receivable	6,186	6,620	6,834
Premises and equipment, net	32,638	33,423	33,632
Other real estate owned	-	1,906	1,954
Deferred tax asset, net	10,352	11,496	12,066
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	308	343	567
Other assets	10,498	9,387	10,623
Total assets	$952,346	$880,729	$922,929

Liabilities
Deposits:
Noninterest bearing deposits	$207,941	$158,676	$161,871
Interest bearing deposits	526,732	526,980	565,560
Total deposits	734,673	685,656	727,431

Federal Home Loan Bank and correspondent bank borrowings	110,000	90,000	90,000
Senior notes, net	11,983	11,927	11,909
Subordinated debt, net	9,803	9,782	9,774
Junior subordinated debt owed to unconsolidated trust, net	8,116	8,110	8,108
Note payable	842	994	1,044
Advances from borrowers for taxes and insurance	2,253	3,786	2,492
Accrued expenses and other liabilities	7,976	7,255	7,634
Total liabilities	885,646	817,510	858,392

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,439	106,329	106,293
Accumulated deficit	(39,393)	(42,592)	(41,210)
Accumulated other comprehensive loss	(346)	(518)	(546)
Total shareholders' equity	66,700	63,219	64,537

Total liabilities and shareholders' equity	$952,346	$880,729	$922,929

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Interest and Dividend Income
Interest and fees on loans	$7,189	$7,267	$8,578	$22,199	$27,722
Interest on investment securities	692	420	340	1,422	1,134
Dividends on investment securities	59	57	85	150	313
Other interest income	20	23	28	67	187
Total interest and dividend income	7,960	7,767	9,031	23,838	29,356

Interest Expense
Interest on deposits	448	623	2,028	1,856	8,020
Interest on Federal Home Loan Bank borrowings	756	741	628	2,230	1,963
Interest on senior debt	229	228	229	686	686
Interest on subordinated debt	233	233	235	700	756
Interest on note payable and other	4	4	5	12	15
Total interest expense	1,670	1,829	3,125	5,484	11,440

Net interest income	6,290	5,938	5,906	18,354	17,916

(Credit) provision for loan losses	(300)	-	85	(300)	1,799

Net interest income after (credit) provision for loan losses	6,590	5,938	5,821	18,654	16,117

Non-interest Income
Loan application, inspection and processing fees	79	61	54	203	147
Deposit fees and service charges	61	64	73	190	253
Gains on sale of loans	-	258	380	352	464
Rental income	130	140	131	400	393
Gain on sale of investment securities	26	93	-	119	-
Other income	627	137	66	854	257
Total non-interest income	923	753	704	2,118	1,514

Non-interest Expense
Salaries and benefits	2,843	2,447	3,460	7,506	10,966
Occupancy and equipment expenses	832	778	810	2,530	2,680
Data processing expenses	376	362	433	1,088	1,194
Professional and other outside services	633	714	627	2,199	2,137
Project expenses, net	4	1	6	15	154
Advertising and promotional expenses	57	77	107	196	377
Loan administration and processing expenses	23	14	75	61	135
Regulatory assessments	213	208	355	649	1,159
Insurance expenses	79	75	67	214	215
Communications, stationary and supplies	161	144	118	450	371
Other operating expenses	490	466	560	1,484	1,491
Total non-interest expense	5,711	5,286	6,618	16,392	20,879

Income (loss) before income taxes	1,802	1,405	(93)	4,380	(3,248)

Provision (benefit) for income taxes	479	383	(6)	1,181	(811)
Net income (loss)	$1,323	$1,022	$(87)	$3,199	$(2,437)

Basic earnings (loss) per share	$0.34	$0.26	$(0.02)	$0.81	$(0.62)
Diluted earnings (loss) per share	$0.34	$0.26	$(0.02)	$0.81	$(0.62)

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Performance Data:

Net income (loss)	$1,323	$1,022	$(87)	$3,199	$(2,437)
Return on Average Assets	0.56%	0.46%	-0.04%	0.47%	-0.33%
Return on Average Equity	7.86%	6.35%	-0.53%	6.56%	-4.94%
Net Interest Margin	2.82%	2.82%	2.61%	2.87%	2.60%
Efficiency Ratio	79.20%	78.99%	100.12%	80.07%	107.46%
% increase (decrease) in loans	6.51%	-0.85%	-5.20%	-2.14%	-7.49%
% (decrease) increase in deposits excluding brokered deposits	-5.44%	10.96%	2.29%	9.82%	17.94%

Asset Quality:
Nonaccrual loans	$28,046	$24,524	$20,440	$28,046	$20,440
Other real estate owned	$-	$1,216	$1,954	$-	$1,954
Total nonperforming assets	$28,046	$25,740	$22,394	$28,046	$22,394

Nonaccrual loans / loans	3.93%	3.66%	2.72%	3.93%	2.72%
Nonperforming assets / assets	2.94%	2.67%	2.43%	2.94%	2.43%
Allowance for loan losses	$10,079	$10,362	$11,171	$10,079	$11,171
Valuation reserve	$466	$469	$492	$466	$492
Allowance for loan losses with valuation reserve	$10,545	$10,831	$11,663	$10,545	$11,663

Allowance for loan losses / loans	1.41%	1.54%	1.49%	1.41%	1.49%
Allowance / nonaccrual loans	35.94%	42.25%	54.65%	35.94%	54.65%
Allowance for loan losses and valuation reserve / loans	1.47%	1.61%	1.55%	1.47%	1.55%
Allowance for loan losses and valuation reserve / nonaccrual loans	37.60%	44.16%	57.06%	37.60%	57.06%

Gross loan charge-offs	$6	$80	$75	$358	$810
Gross loan (recoveries)	$(23)	$(16)	$(13)	$(153)	$(67)
Net loan charge-offs	$(17)	$64	$62	$205	$743

Per Share Data and Capital Ratio
Book value per share (1)	$16.89	$16.69	$16.39	$16.89	$16.39
Tangible book value per share (2)	$16.54	$16.32	$15.97	$16.54	$15.97
Tangible book value per share-fully diluted	$16.41	$16.18	$15.86	$16.41	$15.86

Shares outstanding	3,947,976	3,947,276	3,937,041	3,947,976	3,937,041

Bank Leverage Ratio	9.88%	10.10%	9.35%	9.88%	9.35%

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.

Deposits:
	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
Non-interest bearing:
Non-interest bearing	$114,850	$135,477	$99,344	$102,004
Prepaid DDA	93,091	82,897	59,332	59,867
Total non-interest bearing	207,941	218,374	158,676	161,871

Interest bearing:
NOW	34,528	36,085	30,529	29,518
Savings	102,365	99,264	98,635	91,169
Money market	116,318	123,327	131,378	142,906
Money market - prepaid deposits	49,353	54,922	15,011	3
Certificates of deposit, less than $250,000	142,141	152,700	160,968	160,610
Certificates of deposit, $250,000 or greater	54,991	63,690	49,172	50,359
Brokered deposits	27,036	12,836	41,287	90,995
Total Interest bearing	526,732	542,824	526,980	565,560

Total Deposits	$734,673	$761,198	$685,656	$727,431

Total Prepaid deposits	$142,444	$137,819	$74,343	$59,870

Total deposits excluding brokered deposits	$707,637	$748,362	$644,369	$636,436

Contacts:
Patriot Bank, N.A.	Joseph Perillo	Robert Russell
900 Bedford Street	Chief Financial Officer	President & CEO
Stamford, CT 06901	203-252-5954	203-252-5939
www.BankPatriot.com